Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-65073, 33-06329, 33-116195, 33-126541, and 33-126543 on Form S-8 and Registration Statement Nos. 33-113985 and 33-119589 on Form S-3 of Curtiss-Wright Corporation, of our reports dated March 3, 2006, relating to the financial statements and financial statement schedule of Curtiss-Wright Corporation and management’s report of the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Curtiss-Wright Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 3, 2006